UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2007

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Timothy J. Bancroft, who was appointed by the board of directors of PAETEC Holding Corp. (“PAETEC Holding” or the “Company”) to serve as interim Principal Accounting Officer in connection with the business combination between PAETEC Corp. (“PAETEC”) and US LEC Corp. that was consummated on February 28, 2007 (the “mergers”), has resigned from his position as Principal Accounting Officer effective as of March 25, 2007.

(c) Effective as of March 25, 2007, the board of directors of PAETEC Holding has appointed Algimantas K. Chesonis to serve as Senior Vice President, Chief Accounting Officer and Controller of the Company. In this capacity, Mr. Chesonis will serve as PAETEC Holding’s Principal Accounting Officer.

Mr. Chesonis, age 41, has served as Senior Vice President and Controller of PAETEC Corp. and PaeTec Communications, Inc. (“PAETEC Communications”) since August 2004. Mr. Chesonis served as Vice President of Finance and Controller of PAETEC Communications from July 1998 to August 2004. In his capacity as Senior Vice President and Controller, Mr. Chesonis has been responsible for all aspects of accounting and financial reporting. Mr. Chesonis previously served as Director of Public Reporting for US Foodservice, Inc. and Audit Manager for PriceWaterhouse, LLP.

Under the senior vice president confidentiality, nonsolicitation and noncompetition agreement, dated as of October 24, 2004, as amended, between PAETEC Communications and Mr. Chesonis (the “severance agreement”), Mr. Chesonis is eligible to receive payments and other benefits if his employment is terminated for any reason other than death, disability or for cause, as defined in the agreement. In such an event, during the one-year period following termination, during which certain customary nonsolicitation and noncompetition covenants under the severance agreement are in effect, Mr. Chesonis would be paid an amount equal to the annualized base salary paid to him immediately prior to the termination of employment. Mr. Chesonis would also be paid the amount that he would have been eligible to receive under the Company’s bonus plan for the calendar year in which the termination occurred, as if he had been an employee during the entire applicable year. In addition, the severance agreement provides that the one-year period during which the covenants are in effect will count as one year of service for purposes of calculating the vested portion of any Company stock options that have been granted to Mr. Chesonis. These payments and the continued vesting are contingent on Mr. Chesonis’s continued compliance with the nonsolicitation and noncompetition covenants throughout the one-year period. Mr. Chesonis will not be entitled to payments or continued vesting of stock options if the termination of employment results from death or disability, or is for cause.

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In connection with PAETEC Corp.’s recapitalization completed in June 2006, PAETEC entered into management compensation agreements with members of its senior management, including Mr. Chesonis, in consideration for their services in connection with the recapitalization transactions and to promote PAETEC’s continued retention of such management employees following the recapitalization. Under his management compensation agreement, Mr. Chesonis received restricted stock units for a total of 100,000 shares of PAETEC Class A common stock. The Class A units were issued pursuant to a newly-adopted plan, the PAETEC Corp. Executive Incentive Plan. The restricted stock units vest with respect to all shares subject to the units on the third anniversary of the date of grant, subject to certain conditions. The vesting of Mr. Chesonis’s restricted stock units will continue during the period of the noncompetition covenant set forth in his severance agreement. In addition, in June 2006 a cash bonus in the amount of $100,000 was paid by PAETEC to Mr. Chesonis pursuant to the management compensation agreement. The management compensation agreement also provided for the termination of Mr. Chesonis’s stock purchase agreement with PAETEC. This agreement, pursuant to which Mr. Chesonis made his initial investment in PAETEC in July 1998, provided for piggyback registration rights and included other customary stockholder provisions.

In connection with the recapitalization, PAETEC entered into a registration rights agreement on July 12, 2006 with a number of its stockholders, including Algimantas Chesonis. The registration rights agreement provided for the modified continuation of the piggyback registration rights of Mr. Chesonis and certain other executives with respect to PAETEC common stock as set forth under their respective stock purchase and stock rights agreements that were terminated in connection with the recapitalization. The July 2006 registration rights agreement was terminated pursuant to a new registration rights agreement that PAETEC Holding entered into with certain of its stockholders on February 28, 2007 in connection with the mergers. Algimantas Chesonis is not a party to the new registration rights agreement.

On August 10, 2006, the PAETEC board of directors approved the issuance of restricted stock units for 14,000 shares of PAETEC common stock to Mr. Chesonis. All of the shares subject to these restricted stock units will vest on the fourth anniversary of the date of grant, and were contingent on the mergers being completed.

Algimantas Chesonis is the brother of Arunas A. Chesonis, the Chairman and Chief Executive Officer of PAETEC Holding. In addition, Jolanda Chesonis, who serves as PAETEC’s Vice President of Human Resources, is the sister of Algimantas Chesonis.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following document is herewith filed as an exhibit to this report:

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Exhibit Number	Description of Exhibit
10.1	Form of Senior Vice President Confidentiality, Non-Solicitation and Non-Competition Agreement between PaeTec Communications, Inc. and certain Senior Vice Presidents of PaeTec Communications, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: March 28, 2007	/s/ Charles E. Sieving
Charles E. Sieving
Executive Vice President and General Counsel

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